Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 3:

We consent to the use of our reports, dated April 17, 2017, with respect to the financial statements and financial highlights of Prudential Jennison Focused Growth Fund (formerly known as Prudential Jennison Select Fund) and Prudential QMA Strategic Value Fund and the consolidated financial statements and consolidated financial highlights of Prudential QMA Global Tactical Allocation Fund, three of the six series comprising Prudential Investment Portfolios 3, as of February 28, 2017, and for the respective years or periods presented therein and to the use of our report, dated April 18, 2017, with respect to the financial statements and financial highlights of Prudential Unconstrained Bond Fund, one of the six series comprising Prudential Investment Portfolios 3, as of February 28, 2017, and for the respective years or periods presented therein, all incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” and “Consolidated Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm”, “Financial Statements” and “Consolidated Financial Statements” in the statements of additional information.

New York, New York

April 26, 2017